BANCTRUST FINANCIAL GROUP ANNOUNCES

FIRST QUARTER 2006 EARNINGS INCREASE

Mobile, Alabama, April 21, 2006----BancTrust Financial Group, Inc. (Nasdaq: BTFG) announced today that it had income from continuing operations for the first quarter of 2006 of $3.727 million, an increase of 37.0% over the $2.720 million reported for the first quarter of 2005. Net income for the first quarter of 2006 was $3.727 million compared to $2.878 million in 2005, an increase of 29.5%. Included in net income for 2005 was income from discontinued operations, after taxes, of $158 thousand related to a subsidiary which was sold in August of 2005. Basic and diluted earnings per share from continuing operations were $0.33 in the first quarter of 2006 compared to basic and diluted earnings per share from continuing operations of $0.25 in the first quarter of 2005.

The net interest margin (tax equivalent) in the first quarter of 2006 increased to 4.78% from 4.69% in the first quarter of 2005. This increase, combined with a 10.9% increase in average earning assets, resulted in a 13.9% increase in net interest revenue.

A provision for loan losses of $692 thousand was added to the allowance for loan losses in the first quarter of 2006. This compares to a $1.210 million provision in the first quarter of 2005. At March 31, 2006, the ratio of the allowance for loan losses to total loans was 1.48% compared to 1.19% a year ago. During the first quarter of 2006, the ratio of loans charged-off (annualized) to average loans was 0.02%, compared to 0.11% a year ago. The ratio of nonperforming assets to total assets was 0.70% at March 31, 2006 compared to 0.29% a year ago.

Total assets at March 31, 2006 were $1.281 billion compared to $1.215 billion a year ago, excluding the $55.1 million of assets related to discontinued operations at March 31, 2005. Loans increased by 11.0%, to $990.2 million at March 31, 2006 from $891.9 million a year earlier.

On April 19, 2006, the BancTrust Board of Directors declared a second quarter 2006 dividend of $0.13 per share, payable July 3, 2006 to shareholders of record as of June 15, 2006.

BancTrust currently provides banking services through 21 offices in the southern half of Alabama and 8 offices throughout Northwest Florida. BancTrust is currently building 3 new offices that it plans to open in 2006. The new locations are in Mobile, Alabama, Port St. Joe, Florida and the western end of Panama City Beach, Florida. Also, BancTrust has purchased a building in downtown Mobile that it plans to open as an operations center in mid-2006. In addition to banking services, BancTrust provides trust, investment, insurance, brokerage and financial planning services through its affiliates BancTrust Company and BancTrust Financial Services.

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words like "expect," "may," "could," "intend," "project," "estimate," "anticipate," "should," "will," "plan," "believe," "continue," "predict," "contemplate" and similar expressions. Such forward-looking statements are based on information presently available to BancTrust's management and are subject to various risks and uncertainties, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval for any proposed acquisitions; costs or difficulties related to the integration of BancTrust's businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in BancTrust's SEC reports and filings under "Cautionary Note Concerning Forward-Looking Statements" and "Risk Factors." You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended
	March 31,
	2006	2005

EARNINGS:
Interest revenue	$20,670	$15,660
Interest expense	7,344	3,965

Net interest revenue	13,326	11,695

Provision for loan losses	692	1,210
Non-interest revenue	2,726	2,380
Securities gains (losses), net	(44)	70
Non-interest expense	9,781	8,920
Income from continuing operations before income taxes	5,535	4,015
Income tax expense	1,808	1,295
Income from continuing operations	3,727	2,720

Discontinued operations
Income from discontinued operations before income taxes	0	251
Gain on sale of discontinued operations before income taxes	0	0
Total income from discontinued operations before income taxes	0	251
Income tax expense	0	93
Income from discontinued operations	0	158

Net income	$3,727	$2,878

Earnings per share:
From continuing operations
Basic	$0.33	$0.25
Diluted	0.33	0.25

From discontinued operations
Basic	$0.00	$0.01
Diluted	0.00	0.01

Total
Basic	$0.33	$0.26
Diluted	0.33	0.26

Cash dividends declared per share	$0.13	$0.13

Book value per share	$11.89	$11.06

Common shares outstanding	11,208	11,074
Basic average shares outstanding	11,135	11,056
Diluted average shares outstanding	11,258	11,165

STATEMENT OF CONDITION:	03/31/2006	03/31/2005
Cash and cash equivalents	$64,132	$98,514
Securities available for sale	128,352	138,134
Loans	990,167	891,878
Allowance for loan losses	(14,665)	(10,573)
Intangible assets	45,567	46,323
Other assets	67,908	50,956
Assets related to discontinued operations	0	55,057
Total assets	$1,281,461	$1,270,289

Deposits	$1,027,115	$1,007,248
Short term borrowings	10,813	8,644
FHLB borrowings and long term debt	98,667	73,500
Other liabilities	11,618	7,994
Liabilities related to discontinued operations	0	50,412
Shareholders' equity	133,248	122,491
Total liabilities and shareholders' equity	$1,281,461	$1,270,289

AVERAGE BALANCES:
Total assets	$1,287,957	$1,222,926
Earning assets	1,147,622	1,034,769
Loans	986,492	883,316
Deposits	1,026,491	962,382
Shareholders' equity	133,241	123,734

PERFORMANCE RATIOS: YTD

Return on average assets	1.17%	0.95%
Return on average equity	11.34%	9.43%
Net interest margin (tax equivalent)	4.78%	4.69%
Efficiency ratio	60.32%	62.04%

ASSET QUALITY RATIOS:

Ratio of nonperforming assets to total assets	0.70%	0.29%
Ratio of allowance for loan losses to total loans, net of unearned income	1.48%	1.19%
Net loans charged-off to average loans (annualized)	0.02%	0.11%
Ratio of ending allowance to total non-performing loans	170.72%	310.24%

CAPITAL RATIOS:

Average shareholders' equity to average total assets	10.35%	10.12%
Dividend payout ratio	39.39%	50.00%

For additional information contact: F. Michael Johnson (251) 431-7813.